                                                                    Exhibit 12.2


                                  XTRA, INC.
           STATEMENT OF THE CALCULATION OF EARNINGS TO FIXED CHARGES
           ---------------------------------------------------------
               For the six months ended March 31, 1996 and 1995
                             (Millions of dollars)
                                  (Unaudited)



                                                                       1996           1995
                                                                     --------       --------
EARNINGS
 Income from operations before provision for income taxes           $   37.1       $   55.9
  Add: Fixed charges (below)                                            33.1           16.7
                                                                     -------        -------
                                                                    $   70.2       $   72.6
                                                                     =======        =======

 FIXED CHARGES
  Interest expense                                                  $   33.0       $   16.5
1S6.5
  Interest portion of rent expense                                       0.1            0.2
                                                                     -------        -------
                                                                    $   33.1       $   16.7
                                                                     =======        =======


  Ratio of Earnings to Fixed Charges                                     2.1            4.4
                                                                     =======        =======




Note: For purposes of computing the ratio of earnings to fixed charges, "earnings" represents income from operations before taxes plus fixed charges. "Fixed charges" for operations consists of interest on indebtedness and the portion of rental expense which represents interest.